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1st AMENDED CERTIFICATE OF DESIGNATION

OF

NYXIO TECHNOLOGIES, INC.

Pursuant to Section 78.1955 of the

Nevada Revised Statutes

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SERIES A PREFERRED STOCK

On behalf of Nyxio Technologies, Inc., a Nevada corporation (the “Corporation”), the undersigned hereby certifies that the following resolution has been duly adopted by the board of directors of the Corporation (the “Board”):

RESOLVED, that, pursuant to the authority granted to and vested in the Board by the provisions of the articles of incorporation of the Corporation (the “Articles of Incorporation”), there hereby is created, out of the one thousand five hundred (1,500) shares of preferred stock, par value $.01 per share, of the Corporation authorized by the Articles of Incorporation (“Preferred Stock”), a series of Series A Preferred Stock, consisting of one thousand (1,000) shares, which series shall have the following powers, designations, preferences and relative participating, optional and other special rights, and the following qualifications, limitations and restrictions:

The specific powers, preferences, rights and limitations of the Series A Preferred Stock are as follows:

1. Designation; Rank. This series of Preferred Stock shall be designated and known as “Series A Preferred Stock.” The number of shares constituting the Series A Preferred Stock shall be one thousand (1,000) shares. Except as otherwise provided herein, the Series A Preferred Stock shall, with respect to rights on liquidation, winding up and dissolution, rank senior to the common stock, par value $0.01 per share (the “Common Stock”).

2. Dividends. The holders of shares of Series A Preferred Stock have no dividend rights except as may be declared by the Board in its sole and absolute discretion, out of funds legally available for that purpose.

3. Stated Value; Fractional Shares. The Stated Value of the Series A Preferred Stock shall be ten thousand dollars ($10,000) per share. Fractional shares of Series A Preferred Stock may be issued to any holder thereof. In the event of an issuance of fractional shares of Series A Preferred Stock, the fractional issuance shall be rounded to the nearest fourth decimal place.

4. Liquidation Preference.

(a) In the event of any dissolution, liquidation or winding up of the Corporation (a “Liquidation”), whether voluntary or involuntary, each holder of Series A Preferred Stock shall be entitled, after provision for the payment of the Corporation’s debts and other liabilities, to be paid in cash in full, before any distribution is made on any Common Stock, an amount of $10,000 per share, in cash (the “Series A Liquidation Amount”). The Corporation shall, not later than 20 days prior to the earlier of the record date for the taking of a vote of stockholders with respect to any Dissolution or the date set for the consummation of a Dissolution, provide to the holders of the Series A Preferred Stock such information concerning the terms of the Dissolution and the value of the assets of the Corporation as may be reasonably requested by the holders of shares of Series A Preferred Stock. If, upon a Dissolution, the net assets of the Corporation distributable among the holders of all outstanding Series A Preferred Stock shall be insufficient to permit the payment of the Series A Liquidation Amount in full, then the entire net assets of the Corporation remaining after the provision for the payment of the Corporation’s debts and other liabilities shall be distributed among the holders of the Series A Preferred Stock ratably in proportion to the full preferential amounts to which they would otherwise be respectively entitled on account of their Series A Preferred Stock. Upon any such Dissolution, after the holders of Series A Preferred Stock shall have been paid in full the Series A Liquidation Amount, the remaining net assets of the Corporation shall be distributed to the other stockholders of the Corporation as their respective interests may appear.

(b) A sale of all or substantially all of the Corporation’s assets or an acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, a reorganization, consolidated or merger) that results in the transfer of fifty percent (50%) or more of the outstanding voting power of the Corporation (a “Change in Control Event”), shall not be deemed to be a Liquidation for purposes of this Designation.

5. Optional Conversion of Series A Preferred Stock. The Holders of Series A Preferred Stock shall have conversion rights as follows:

(a) Conversion Right; Ownership Limitation. Each share of Series A Preferred Stock shall be convertible at the Stated Value thereof, at the option of the Holder, and without the payment of additional consideration by the Holder, at any time, into shares of Common Stock of the Corporation on the Optional Conversion Date (as hereinafter defined) at a conversion at a Conversion Price equal to the greater of (1) $0.0001 per share; or (2) a price equal to 90% of the average of the closing bid prices for the Corporation’s Common Stock, as reported by OTC Markets, Inc., for the five (5) prior trading days preceding the day upon which a Conversion Demand is received by the Company.

In no event shall the Corporation issue upon any conversion of Series A Preferred Stock a number of shares of Common Stock which, together with the Holder’s other shares of Common Stock, would cause the Holder to beneficially own in excess of 4.99% of the Corporation’s issued and outstanding common stock following the conversion.

(b) Mechanics of Optional Conversion. To effect the optional conversion of shares of Series A Preferred Stock in accordance with Section 4(a) of this Designation, any Holder of record shall make a written demand for such conversion (for purposes of this Designation, a “Conversion Demand”) upon the Corporation at its principal executive offices setting forth therein (i) the certificate or certificates representing such shares, and the proposed date of such conversion (for purposes of this Designation, the “Optional Conversion Date”). Upon receipt of the Conversion Demand, the Corporation shall give written notice (for purposes of this Designation, a “Conversion Notice”) to the Holder setting forth therein (i) the address of the place or places at which the certificate or certificates representing any shares not yet tendered are to be converted are to be surrendered; and (ii) whether the certificate or certificates to be surrendered are required to be endorsed for transfer or accompanied by a duly executed stock power or other appropriate instrument of assignment and, if so, the form of such endorsement or power or other instrument of assignment. The Conversion Notice shall be sent by first class mail, postage prepaid, to such Holder at such Holder’s address as may be set forth in the Conversion Demand or, if not set forth therein, as it appears on the records of the stock transfer agent for the Series A Preferred Stock, if any, or, if none, of the Corporation. On or before the Optional Conversion Date, each Holder of the Series A Preferred Stock so to be converted shall surrender the certificate or certificates representing such shares, duly endorsed for transfer or accompanied by a duly executed stock power or other instrument of assignment, if the Conversion Notice so provides, to the Corporation at any place set forth in such notice or, if no such place is so set forth, at the principal executive offices of the Corporation. As soon as practicable after the Optional Conversion Date and the surrender of the certificate or certificates representing such shares, the Corporation shall issue and deliver to such Holder, or its nominee, at such Holder’s address as it appears on the records of the stock transfer agent for the Series A Preferred Stock, if any, or, if none, of the Corporation, a certificate or certificates for the number of whole shares of Common Stock issuable upon such conversion in accordance with the provisions hereof.

(c) No Fractional Shares. No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series A Preferred Stock. In lieu of any fractional share to which the Holder would be entitled but for the provisions of this Section 5(c) based on the number of shares of Series A Preferred Stock held by such Holder, the Corporation shall issue a number of shares to such Holder rounded up to the nearest whole number of shares of Common Stock. No cash shall be paid to any Holder of Series A Preferred Stock by the Corporation upon conversion of Series A Preferred Convertible Stock by such Holder.

(d) Issue Taxes. The converting Holder shall pay any and all issue and other non-income taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series A Preferred Stock.

6. Voting. The holders of Series A Preferred Stock shall not be entitled to vote, except with regard to matters required by law to be submitted to a vote of the holders of Series A Preferred Stock.

IN WITNESS WHEREOF the undersigned has signed this Designation this 15th day of September, 2014.

Nyxio Technologies, Inc.

By:	/s/ Giorgio Johnson
Name: Giorgio Johnson Title: CEO

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